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                                  F O R M    4
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[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).





                                              ----------------------------------
                                              OMB APPROVAL
                                              OMB Number 3235-0287
                                              Expires: September 30, 1998
                                              Estimated Average Burden
                                              hours per response . . . . . . 0.5
                                              ----------------------------------






                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Berry                              Thomas                                    J.
--------------------------------------------------------------------------------
(Last)                              (First)                             (Middle)

              c/o Computer Horizons Corp., 49 Old Bloomfield Avene
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                                    (Street)

Mountain Lakes                         NJ                                  07046
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                         Computer Horizons Corp. (CHRZ)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
                                  ###-##-####
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4. Statement for Month/Year
                                  November 1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director

[ ] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person
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*If the form is filed by more than one person, see Instruction 4(b)(v)

====================================================================================================================================
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
====================================================================================================================================
1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value                                11/13/98                                       1,570     A      $1.7942
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
====================================================================================================================================
1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          at End of Month              Indirect (I)              Ownership
                                                          (Instr. 3 and 4)             (Instr. 4)                (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value                                1,570                          D
====================================================================================================================================

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
====================================================================================================================================
1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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
Non Qualified Stock Options             $1.7942             11/13/98                                                          1,570
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
------------------------------------------------------------------------------------------------------------

Non Qualified Stock Options                                  Common Stock       1,570
------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially             Derivative Security:               Beneficial
                                           Owned at End of Month               Direct (D) or                      Ownership
                                           (Instr. 4)                          Indirect (I) (Instr. 4)            (Instr. 4)
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
Non Qualified Stock Options                     50,500
====================================================================================================================================

Explanation of Responses:


                         WEXFORD SPECTRUM INVESTORS LLC

                         /s/Thomas J. Berry                     12/10/98
                         -----------------------------        -----------
                       **Signature of Reporting Person           Date

**Intentional  misstatements or ommissions of facts constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.